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                                                                  EXHIBIT (f)(1)

                                     CHARTER
                                       of
                    THE UNITED STATES LIFE INSURANCE COMPANY
                             IN THE CITY OF NEW YORK
                       (Restated as of December 31, 2011)

                                    ARTICLE I
                                      NAME

     The name of the Company shall be The United States Life Insurance Company in the City of New York.

                                   ARTICLE II
                                PRINCIPAL OFFICE

     The Company shall be located and have its principal place of business in the City and State of New York.

                                   ARTICLE III
                               NATURE OF BUSINESS

     Section 1. The kinds of insurance to be transacted by the Company shall be "Life Insurance", "Annuities", "Accident and Health Insurance", as specified in paragraphs 1, 2 and 3 of Section 1113 (a) of the Insurance Law of the State of New York, as now or hereafter amended, and such other insurance or other business as a stock life insurance company now is or hereafter may be permitted to transact under the Insurance Law of the State of New York or any other law applicable and for which the Company shall have the required capital and surplus.

     Section 2. Definitions

     (a) "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the

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     insured,  and optional  modes of settlement of proceeds.  "Life  insurance"
     also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York.

     (b) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of the preceding paragraph. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York.

     (c) "Accident and health insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and
     (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

     Section 3. The Company shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the laws of the State of New York, and any and all other rights, powers and privileges now or hereafter granted by the laws of the State of New York to stock life insurance companies having power to do the kinds of business hereinabove referred to.

                                   ARTICLE IV
                          EXERCISE OF CORPORATE POWERS

     The corporate powers of the Company shall be exercised by a Board of Directors and such committees, officers and agents as the Board of Directors may appoint, authorize or elect.

                                    ARTICLE V
                                     BY-LAWS

     The Board of Directors shall have power to make such by-laws, rules and regulations as it may deem necessary or proper for the regulation of the business affairs of the Company not inconsistent with this Charter or the laws of the State of New York, and to alter, amend, rescind or suspend any by-laws, rules and regulations of the Company by a majority vote of the entire Board of Directors.


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                                   ARTICLE VI
                                    DIRECTORS

     Section 1. The full Board of Directors shall be elected annually by the stockholders at their annual meeting held on the last Thursday of April each year. Every stockholder possessing the right to vote shall be entitled to one vote, in person or by proxy duly authorized in writing, for each share of Capital Stock standing in his name on the books of the Company.

     Section 2. The Board of Directors of the Company shall consist of such number of Directors as may be fixed from time to time by the By-Laws, provided that in no event shall the number be less than seven (7).

     Section 3. At all times the majority of the Directors shall be citizens and residents of the United States, and at least one (1) Director shall be a resident of the State of New York.

     Section 4. A Director need not be a stockholder or a policyholder of the Company.

     Section 5. Vacancies in the Board of Directors shall be filled as provided in the By-Laws.

     Section 6. Members of the Board of Directors shall continue in office until the election or appointment of their successors.

                                   ARTICLE VII
                                    OFFICERS

     The Board of Directors shall elect the officers of the Company at the times and in the manner provided in the By-Laws. Vacancies may be filled at any meeting of the Board of Directors.

                                  ARTICLE VIII
                                  CAPITAL STOCK

     Section 1. The authorized Capital of the Company shall be Three Million Nine Hundred Sixty-One Thousand Three Hundred Sixteen dollars ($3,961,316), represented by One Million Nine Hundred Eighty Thousand Six Hundred Fifty Eight (1,980,658) shares of Capital Stock of the par value of Two Dollars ($2.00) per share, which shall be personal property transferable on the books of the Company, according to law and the By-Laws of the Company.

     Section 2. The holders of the Capital Stock shall be entitled to receive dividends, after such have been approved by the Superintendent of the New York Insurance Department, on the amount of stock held by them respectively in such amounts and at such times as the same may be declared by the Board of Directors out of the surplus of the Company, applicable thereto under and pursuant to the laws of the State of New York.


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                                   ARTICLE IX
                                 INDEMNIFICATION

     The Company will provide indemnity to its Directors and officers to the fullest extent allowed by law as set forth in the By-Laws, as such By-Laws may be amended from time to time. The Board of Directors in its discretion shall have power on behalf of the Company to indemnify to the fullest extent of the law any person, other than a Director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate is or was an employee of the Company.

                                    ARTICLE X
                       LIMITATION OF DIRECTORS' LIABILITY

     No Director of the Company shall be personally liable to the Company or any of its shareholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to the Director establishes that the Director's acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions which (a) the Director knew or reasonably should have known violated the Insurance Law or (b) violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law, or a regulation promulgated thereunder, or constituted a knowing violation of any other law or that the Director personally gained in fact a financial profit or other advantage to which the Director was not legally entitled; or (ii) the liability of a Director for any act or omission prior to the adoption of this Article X by the shareholder of the Company.

                                   ARTICLE XI
                             DURATION OF THE COMPANY

     The duration of the Company shall be perpetual.


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